EXHIBIT 99.1

For Immediate Release
Company Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc.
Closes $50 Million Credit Agreement

Dallas, Texas - October 12, 2006--Frozen Food Express Industries, Inc. (Nasdaq: FFEX) today announced that it has closed an amended and restated four-year, $50 million revolving credit agreement. The new agreement replaces an agreement which was to expire on June 1, 2007. As with the old agreement, borrowings under the new agreement are secured by the company's accounts receivable. In addition, the company has the option to provide the banks with liens on a portion of its truck and trailer fleet to cover borrowings and letters of credit in excess of the amount that can be borrowed against accounts receivable.
The new agreement is led by Comerica Bank as the administrative agent. LaSalle Bank, N.A. is an equal participant with Comerica and will act as the collateral agent.
"Pricing of this new credit agreement is below the old agreement and compares favorably with other proposals we had and also with the credit relationships that many of our competitors have," noted Stoney “Mit” Stubbs, Jr., Chairman and CEO of FFEX. "We have come to appreciate Comerica's and LaSalle’s understanding of our industry's ups and downs. LaSalle Bank has been recognized for many years as a leader in banking the major players in the surface transportation business. We also appreciate the vote of confidence these two fine financial institutions have given our company."
The new agreement also revises and relaxes several of the covenants that were contained in the old agreement. A limitation on the level of annual capital expenditures (net of proceeds from the sale of retired assets) has been increased from $35 million to $50 million. Mr. Stubbs added, “And, under the old agreement, our ability to pay cash dividends and buy back our common stock was not as flexible as we prefer. Every time we saw an opportunity to buy back some shares, we had to go back and amend the old agreement.”
Under the new agreement, FFEX may buy back shares and pay cash dividends more freely, subject to the limitation that the total amount of spending for share repurchases plus cash dividends during a quarter does not exceed net income for the immediately preceding quarter. “Transactions exceeding that amount would need to be pre-approved by both banks”, Mr. Stubbs said. “We have no current plans to pay cash dividends, but we wanted to keep our options open on that issue. Since mid- August of this year, we have expended $8.9 million to buy back 1.1 million of our shares, including $3.9 million to buy 417 thousand shares that were simultaneously issued through the exercise of stock options.” As of August 2, 2006, there were 18.3 million shares of FFEX common stock outstanding.

About FFEX
       Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service -- providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company's web site, http://www.ffex.net .

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. These statements are based on current expectations and are subject to uncertainty and change. Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks and uncertainties are detailed from time to time in reports filed by FFEX with the Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K.